Exhibit (e)

                         DISTRIBUTION SERVICES AGREEMENT

      AGREEMENT made this 4th day of January, 2010, by and between DundeeWealth US, LP (the "Adviser"), and Foreside Fund Services, LLC, a Delaware limited liability company (the "Distributor").

      WHEREAS, pursuant to a distribution agreement by and between the Distributor and BHR Institutional Funds (the "Trust") dated as of 1/4/2010 (the "Distribution Agreement"), the Distributor acts as the principal underwriter and distributor of shares of certain series (the "Funds") of the Trust, as listed in Exhibit A to the Distribution Agreement; and

      WHEREAS, the Adviser serves as investment adviser for the Funds, open-end investment companies registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, in consideration of Distributor's agreement to provide certain sales and marketing services as described in the Distribution Agreement, the Adviser has agreed to compensate the Distributor to the extent that the Funds are not authorized to so compensate the Distributor;

      NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the Adviser and the Distributor hereby agree as follows:

1.    Services.

      Distributor will provide the Funds and the Adviser with the marketing and sales support services set forth in the Distribution Agreement, which is attached hereto as Exhibit A.

2.    Compensation and Expenses.

      (a) The Distributor shall be entitled to receive the compensation set forth in the Distribution Agreement.

      (b) In accordance with the Distribution Agreement, Adviser agrees that, if the Funds are not authorized to compensate the Distributor in full in accordance with the Distribution Agreement, the Adviser shall compensate the Distributor to the extent that the Funds are not so authorized.

3.    Term and Termination.

      (a) This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Distribution Agreement, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to pay to Distributor all fees to which Distributor is entitled pursuant to the Distribution Agreement for services performed through such termination date.

      This Agreement may be terminated by the Adviser upon 60 days' written notice to the Distributor in the event the Adviser no longer serves as investment adviser to the Funds; provided that prior to or on such termination date, the Adviser pay to Distributor all compensation due as of such termination date.

4.    Rights and Obligations of the Adviser and the Distributor.

      The Adviser shall be responsible for the accuracy of information concerning its organization and sales channels that the Adviser furnishes to the Distributor in connection with the Distributor's provision of services pursuant to the Distribution Agreement.

5.    Representations and Warranties.

      (a) The Adviser represents and warrants the following:

            (i) this Agreement has been duly authorized by the Adviser and, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

            (ii) the contractual advisory fees that the Adviser charges the Trust do not contain any component for the purpose of paying for fund distribution, provided that nothing herein shall suggest that the Adviser cannot make payments, in accordance with applicable law, out of its own resources, to third parties that relate to the distribution of the funds; and

            (iii) the Adviser will pay, or cause one of its affiliates to pay, to financial intermediaries, or will reimburse the Distributor in advance in full for any payments to financial intermediaries of, any and all upfront commissions on sales of Shares as set forth in the Registration Statement, including the summary and/or statutory Prospectus, filed with the SEC and in effect at the time of sale of such Shares; and

            (iv) this Agreement has been disclosed to the Board of Trustees of the Funds (the "Board"), and the Adviser has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board's review or approval of the arrangements contemplated hereunder, including the compensation arrangement pursuant to this Agreement and the Distribution Agreement.

      (b) The Distributor represents and warrants the following:

            (i) it is a duly registered broker-dealer in good standing with FINRA, and shall immediately notify the Adviser should the foregoing no longer be true during the term of this Agreement;

            (ii) it is in material compliance with all laws, rules and regulations applicable to it, including but not limited to the rules and regulations promulgated by FINRA;

            (iii) this Agreement has been duly authorized by the Distributor and, when executed and delivered, will constitute a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

6.    Confidentiality.

      During the term of this Agreement, the Distributor and the Adviser may have access to confidential information relating to matters such as either party's business, procedures, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to the Distributor or the Adviser which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to the non-disclosing party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information. Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency with jurisdiction over the Distributor, the Trust, the Funds or the Adviser; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; or (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

      In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly
(i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.

7.    Limitation of Liability.

      The Distributor shall not be liable to the Adviser or the Funds for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement or the Distribution Agreement.

8.    Notices.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Adviser, to it at 1160 West Swedesford Road, Suite 140, Berwyn, PA 19312, Attention: Holly A. Butson and if to Distributor, to it at Three Canal Plaza, Suite 100, Portland, ME 04101 Attention:
Legal/Compliance, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

9.    Assignment.

      This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.   Governing Law.

      This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

11.   Miscellaneous.

      (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

      (c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

      (d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (e) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                 *   *   *   *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

DundeeWealth US, LP                         Foreside Fund Services, LLC

By: /s/ Amy D. Duling                       By: /s/ Richard J. Berthy
    -----------------                           ---------------------
Name: Amy D. Duling                         Name: Richard J. Berthy
Title: Managing Partner                     Title: Vice President

                             DISTRIBUTION AGREEMENT

      THIS AGREEMENT is made and entered into as of this 4 day of January 2010, by and between BHR Institutional Funds, an open-end management investment company (the "Client") and Foreside Fund Services, LLC, a Delaware limited liability company (the "Distributor").

      WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest ("Shares") in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

      WHEREAS, the Client desires to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares of each series listed on Exhibit A hereto (as amended from time to time) (each a "Fund" and collectively the "Funds");

      WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the Financial Industry Regulatory Authority ("FINRA");

      WHEREAS, this Agreement has been approved by a vote of the Client's board of trustees (the "Board"), including those trustees who are not "interested persons" of the Client, as defined in the 1940 Act (the "Disinterested Trustees") in conformity with Section 15(c) of the 1940 Act; and

      WHEREAS, the Distributor is willing to act as principal underwriter for the Client on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of Distributor. The Client hereby appoints the Distributor as its exclusive agent for the sale and distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement.

2. Services and Duties of the Distributor.

      A. The Distributor agrees to act as agent of the Client for distribution of the Shares of the Funds, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term "Prospectus" shall mean each current prospectus, including any "Summary Prospectus" as such term is defined in Rule 431 under the Securities Act of 1933 (the "1933 Act",) and the statement of additional information, as amended or supplemented, relating to any of the Funds.

      B. During the continuous public offering of Shares of the Funds, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Shares of the Funds and will promptly forward all orders to the Client, or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Client or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

      C. The Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV. The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions. The Client acknowledges that Foreside, as the Distributor of the Client, will be authorized to offer and redeem shares on behalf of the Client and that the Client will honor any instruction that Foreside enters into Fund/SERV on its behalf.

      D. The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by the Client.

      E. The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and, if required by law and/or regulation, or otherwise at the request of Client, shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations. The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such materials.

      F. The Client agrees to redeem or repurchase Shares tendered by shareholders of the Funds in accordance with the Client's obligations in the Prospectus and the registration statement (the "Registration Statement"). The Client reserves the right to suspend such repurchase right upon written notice to the Distributor.

      G. The Distributor may, in its discretion, and shall, at the request of the Client, enter into agreements with such qualified broker-dealers and other financial intermediaries as Client may select, in order that such broker-dealers and other intermediaries also may sell Shares of the Funds. The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) Foreside has received a corresponding payment from the applicable Fund's plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act ("Plan") or from reallowances of sales loads as described in the current Prospectus, and (ii) such corresponding payment has been approved by the Client's Board. The Distributor shall include in the forms of agreement with selling broker-dealers a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

      H. The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

      I. The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

      J. The Distributor may enter into agreements ("Subcontracts") with qualified third parties to carry out some or all of the Distributor's obligations under this Agreement, with the prior written consent of the Client, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

      K. The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

      L. Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction in which it is not currently registered.

3. Representations, Warranties and Covenants of the Client.

      A. The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

      (i) it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

      (ii) this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

      (iii) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

      (iv) the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

      (v) the Registration Statement and Prospectus included therein have been prepared in material conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and

      (vi) the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Client or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

      B. The Client shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Client authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

      C. The Client agrees to notify the Distributor promptly in writing:

      (i) of any material correspondence or other communication or actions taken by the Securities and Exchange Commission ("SEC") or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus (not including any routine comments on post-effective amendments to its Registration Statement);

      (ii) in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

      (iii) of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

      (iv) in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

      (vi) of the commencement of any litigation or proceedings against the Client or any of its officers or directors that the Client knows of, or reasonably should know of, in connection with, and that could reasonably be expected to have a material adverse effect on, the issue and sale of any of the Shares.

      D. The Client shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws ("Blue Sky Laws"), and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

      E. The Client agrees to file from time to time such amendments or supplements to its Registration Statement and/or Prospectus as may be necessary in order that its Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      F. The Client shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares. In addition, the Client shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Client by its independent public accountants and such reasonable number of copies of the most current Prospectus and annual and interim reports to shareholders as the Distributor may request. The Client shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings. The Client represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

      G. The Client shall provide, and cause each other agent or service provider to the Client, including the Client's transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

      H. The Client shall not file any amendment to the Registration Statement or Prospectus that amends any provision therein which directly pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client's right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

      I. The Client has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Client (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.

4. Representations, Warranties and Covenants of the Distributor.

      A. The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

      (i) it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

      (ii) this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

      (iii) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

      (iv) it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA. It will promptly notify the Client if any regulatory actions are instituted against it by the SEC, any state or FINRA that could reasonably be expected to have a material adverse effect on its performance of its duties under this Agreement, or if its membership in FINRA or registration in any state is terminated or suspended. It is registered pursuant to the Blue Sky Laws of all states and territories of the United States to the extent necessary to permit it to offer Shares in such states and territories.

      B. In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

      C. The Distributor shall promptly notify the Client of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors that could reasonably affect the issue and sale of any of the Shares by it.

5. Compensation. As compensation for the services performed and the expenses assumed by Distributor under this Agreement including, but not limited to, any commissions paid for sales of Shares, Distributor shall be entitled to the fees and expenses set forth in Exhibit B hereto (as amended by both parties from time to time).

6. Expenses.

      A. The Client and/or DundeeWealth US, LP shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Funds; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Client pursuant to Section 3(D) hereof.

      B. The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7. Indemnification.

      A. The Client shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the "Distributor Indemnitees"), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, "Losses") that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Funds pursuant to this Agreement; (ii) the Client's breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Client's failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Funds are sold, provided, however, that the Client's obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to the Client or its counsel by the Distributor in writing and acknowledging the purpose of its use. In no event shall anything contained herein be so construed as to require the Client to indemnify the Distributor Indemnitees for any Losses caused, directly or indirectly, by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Distributor's duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

      The Client's agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Client being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Client. Such notification shall be given by letter or by telegram addressed to the Client's President, but the failure so to notify the Client of any such action shall not relieve the Client from any liability which the Client may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Client's indemnity agreement contained in this Section 7(A).

      B. The Client shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Client elects to assume the defense, such defense shall be conducted by counsel chosen by the Client and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Client elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Client does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Client or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Client and the Distributor Indemnitee(s), the Client will reimburse the Distributor Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by Distributor and them. The Client's indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Distributor's benefit, to the benefit of each Distributor Indemnitee.

      C. The Client shall advance attorney's fees and other expenses incurred by a Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

      D. The Distributor shall indemnify, defend and hold the Client, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the "Client Indemnitees"), free and harmless from and against any and all Losses that any Client Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor's breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor's failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client by the Distributor in writing. In no event shall anything contained herein be so construed as to require the Distributor to indemnify the Client Indemnitees for any Losses caused, directly or indirectly, by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Client's duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

      The Distributor's agreement to indemnify the Client Indemnitees is expressly conditioned upon the Distributor's being notified of any action or claim of loss brought against a Client Indemnitee, such notification to be given by letter or telegram addressed to the Distributor's President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Client Indemnitee, unless the failure to give notice does not prejudice the Distributor. The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor's indemnity agreement contained in this Section 7(D).

      E. The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Client Indemnitee, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Client Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Client does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Client Indemnitee(s), the Distributor will reimburse the Client Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Client and them. The Distributor's indemnification agreement contained in Sections 7(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Client Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This Agreement of indemnity will inure exclusively to the Client's benefit, to the benefit of each Client Indemnitee.

      F. No person shall be obligated to provide indemnification under this
Section 6 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act, the rules of the FINRA, or other applicable laws; provided, however, in such event indemnification shall be provided under this
Section 7 to the maximum extent so permissible.

8. Dealer Agreement Indemnification.

      A. Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the "Brokers"), require that Distributor enter into dealer agreements (the "Non-Standard Dealer Agreements") that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

      B. To the extent that Distributor is requested or required by the Client to enter into any Non-Standard Dealer Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) Foreside's actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by Foreside in any Non-Standard Dealer Agreement to the extent that Foreside is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by Foreside under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification Foreside provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Client or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor's obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor's reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

9. Limitations on Damages. Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

10. Force Majeure. Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities, and the other Party shall have no right to terminate this Agreement in such circumstances.

11. Duration and Termination.

      A. This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Client's Board, including the Disinterested Trustees, or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

      B. Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated upon no less than 60 days' written notice, by either the Client through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor, provided that should the Client terminate this Agreement pursuant to this sentence prior to the first anniversary of the date of this Agreement, Client will pay to Distributor an amount equal to the difference between the total fees to be charged to Client for one year as outlined on Exhibit B hereto minus the total amount paid by Client prior to termination of this Agreement.

      C. This Agreement will automatically terminate in the event of its assignment.

12. Anti-Money Laundering Compliance.

      A. Each of Distributor and Client acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

      B. The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

      C. Each of Distributor and Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto ("AML Operations"). Distributor undertakes that it will grant to the Client, the Client's anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor's AML Operations, and related books and records to the extent they pertain to the Distributor's services hereunder. It is expressly understood and agreed that the Client and the Client's compliance officer shall have no access to any of Distributor's AML Operations, books or records pertaining to other clients or services of Distributor.

13. Privacy. In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Client or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

      The Client represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide to the Distributor a copy of that statement annually. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

14. Confidentiality. During the term of this Agreement, the Distributor and the Client may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to the Distributor or the Client which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party's information.

      Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of
(i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

15. Notices. Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party's address as set forth below:

Notices to the Distributor shall be sent to:

Foreside Fund Services, LLC
Attn: Legal/Compliance
Three Canal Plaza, Suite 100
Portland, ME 04101
Phone: (207) 553-7110
Fax: (207) 553-7151
notices to the Client shall be sent to:

BHR Institutional Funds
1160 West Swedesford Road, Suite 140
Berwyn, PA 19312
Phone: (610) 792-4578
Fax: (610) 640-2933

16. Modifications. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client. If required under the 1940 Act, any such amendment must be approved by the Client's Board, including a majority of the Client's Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

18. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

19. Survival. The provisions of Sections 5, 6, 7, 8, 12 and 13 of this Agreement shall survive any termination of this Agreement.

20. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

21. Counterparts. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

                                       Foreside Fund Services, LLC

                                       By: /s/ Richard J. Berthy
                                           ---------------------
                                           Richard J. Berthy, Vice President

                                       BHR Institutional Funds

                                       By: /s/ Peter J. Moran
                                           ------------------
                                       Name: Peter J. Moran, III
                                       Title: President

                                    EXHIBIT A

                                   Fund Names

JOHCM International Select Fund
Dynamic Energy Fund
Dynamic Energy Income Fund
Dynamic Global Growth Fund
Dynamic Growth Navigator Fund
Dynamic Infrastructure Fund
Dynamic Natural Resources Fund
Dynamic Contrarian Advantage Fund
Dynamic Discovery Fund
Dynamic Gold & Precious Metals Fund
Dynamic North American Value Fund
Dynamic U.S. Growth Fund
Dynamic U.S. Value Fund
Smith Group Large Cap Core Growth Fund
Mount Lucas U.S. Focused Equity Fund

                                    Exhibit B

                                  Compensation

SALES LOADS:
-----------

1. With respect to Class A Shares (i) that part of the sales charge which is retained by the Distributor after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended.

2. With respect to Class C Shares (i) that part of any front-end sales charge which is retained by the Distributor after allowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended, and
(ii) the contingent deferred sales charge payable with respect to Class C Shares sold through the Distributor as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Class C Shares.

3. With respect to Class I Shares, if any, the Distributor shall not be entitled to any compensation.

4. With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

DISTRIBUTION SERVICES FEES
--------------------------

      --------------------------------------------------------------------------
      One-time Fees                    Rate
      --------------------------------------------------------------------------
      Set-up Fee                       $2,500 per fund (WAIVED)
      --------------------------------------------------------------------------
      Recurring Fees                   Rate
      --------------------------------------------------------------------------
      Base Fee                         $50,000 per year, calculated and billed
                                       monthly in arrears.
      --------------------------------------------------------------------------
      Per Fund Fee                     $5,000 per Fund per year (each a series
                                       within the Registrant), calculated and
                                       billed monthly in arrears.
      --------------------------------------------------------------------------

OUT-OF-POCKET EXPENSES
----------------------

      Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation: distribution of Prospectuses and shareholder reports; engagement of designers, free-lance writers and public relations firms; long-distance telephone charges; postage; overnight delivery charges; record retention; travel, lodging and meals.

12b-1 PAYMENTS:
--------------

      Attached to this Exhibit B are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the "Distribution Plan"). If the Funds have a Board approved Distribution Plan that authorizes them to compensate and reimburse the Distributor for distribution services, then the Funds shall be responsible for all compensation and reimbursements pursuant to this Agreement, or such portions thereof as are authorized under the Distribution Plan.

INVESTMENT ADVISER PAYMENTS
---------------------------

      The Funds' investment adviser shall compensate and reimburse the Distributor for its provision to the Funds of any distribution services for which the Funds are not authorized to compensate and reimburse the Distributor.

Notes:

      >>    Fees will be calculated and payable monthly.

      >> All fees are subject to an annual CPI increase, commencing on the three-year anniversary of the date of this Agreement